EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

Contact: Steve Costello (802) 747-5427 (802) 775-0486 (home) (802) 742-3062 (pager)
For Immediate Release: March 14, 2006

CVPS to correct earnings, extend tender offer deadline

RUTLAND - Central Vermont Public Service (NYSE-CV) today said it will restate 2002 earnings to properly record the impairment of its remaining investment in the Home Service Store ("HSS"). The restatement is expected to decrease 2002 earnings by $0.8 million after-tax, but will not impact 2004 or 2003 earnings. Previously announced 2005 earnings are expected to increase by $0.8 million after-tax.

On March 9, 2006, Central Vermont's management announced to the Audit Committee of the CVPS Board of Directors that the company had a material weakness in its internal control over financial reporting. The material weakness stems from treatment of nonrecurring transactions, certain balance sheet classifications, and preparation and review of account reconciliations.

In the fourth quarter of 2005, CVPS subsidiary Eversant impaired its remaining $1.4 million investment in HSS, resulting in a $0.8 million after-tax charge to earnings. Eversant determined that its investment was impaired based on HSS's current financial information and slower-than-expected growth experience. Based on further review and analysis it was determined that the impairment should have been recorded in 2002. As part of the restatement, the Company will also correct the classification of certain balance sheet accounts from long-term to short-term in 2004 and correct the classification of available-for-sale securities within the investing section of the cash flow statements in 2004 and 2003.

As a result of the restatement and material weakness determination, the company plans to reissue its 2005 earnings and file its Annual Report on Form 10-K with the Securities and Exchange Commission on March 31, 2006. The company has also decided to extend its tender offer to repurchase up to 2,250,000 shares in a reverse Dutch auction until 5:00 p.m., New York City time, on April 5, 2006. Shareholders may tender to sell their stock or withdraw previously tendered shares of stock until that time.

Under the procedures of the reverse Dutch auction, shareholders may offer to sell some or all of their stock to the company at a target price in a range from $20.50 to $22.50 per share. Upon expiration of the tender offer, the company will select the lowest-bid price that will allow it to buy up to 2,250,000 shares. All shares accepted in the tender offer will be purchased at the same price. If the number of shares tendered is greater than the number sought, purchases will be made on a pro rata basis from stockholders tendering at or below the selected purchase price. On February 6, 2006, the closing price of CVPS's common stock on the New York Stock Exchange was $18.62 per share. Consequently, the tender offer represents a premium of between 10 percent and 21 percent over the closing price of CVPS's common stock on the day prior to announcement of the tender offer.

Tender Offer Details
The tender offer is subject to market, economic, business and other customary conditions affecting the company, and the other terms and conditions that are described in the offering materials. CVPS reserves the right, in its sole discretion, to increase the number of shares purchased, subject to compliance with applicable law.

All of the shares that are properly tendered (and not properly withdrawn) at prices at or below the purchase price determined by CVPS will be purchased at such purchase price, net to the seller in cash without interest, as promptly as practical after the expiration of the tender offer, subject to any withholding under applicable law, possible proration and provisions relating to conditional tenders. In general, stockholders that own beneficially or of record fewer than 100 shares in the aggregate may elect not to be subject to proration if they properly tender all of their shares at or below the purchase price before the tender offer expires. CVPS will promptly return to tendering stockholders all shares that have been tendered and not purchased.

CVPS's Board of Directors has authorized this tender offer as a prudent use of financial resources given CVPS's business, assets and current stock price and as an efficient means to provide value to stockholders. The offer represents an opportunity for CVPS to return cash to stockholders who elect to tender their shares while at the same time increasing non-tendering stockholders' proportional interest in CVPS.

Neither the company nor its Board of Directors, the dealer manager, depositary or information agent is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase to the company.

CVPS, founded in 1929, is Vermont's largest electric utility, serving about 151,000 customers.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of any class of the company's common stock. The solicitation of offers to buy shares of the company common stock is made only pursuant to the offer to purchase and related materials that the company has sent to its stockholders as they have been amended in the company's filings with SEC. Stockholders should read those materials carefully because they contain important information, including the various terms of, and conditions to, the tender offer. Stockholders can obtain the offer to purchase and related materials for free at the SEC's website at www.sec.gov or from our information agent, Morrow & Co. We urge stockholders to carefully read those materials prior to making any decisions with respect to the tender offer.

Forward-Looking Statements
This release contains statements that are forward-looking, and that are not historical facts and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.